Exhibit 99.1

THE NEW HOME COMPANY REPORTS 2020 Fourth QUARTER AND FULL YEAR RESULTS

Irvine, California, February 11, 2021. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2020 fourth quarter and full year.

Fourth Quarter 2020 Financial Results

•	Net orders up 89%, monthly sales absorption rate increased 68% to 3.7 compared to 2.2 in the prior year
•	Unit backlog up 175%, dollar value of homes in backlog increased 88% compared to last year to $236.0 million
•	Total revenues of $145.6 million and home sales revenue of $135.4 million
•	Homebuilding gross margin of 14.8% compared to 7.8% in the prior year, including impairments in prior year
•	Adjusted gross margin excluding interest in cost of sales and impairments improved 260 basis points to 19.4%* compared to 16.8%* in the prior year
•	Net loss of $1.2 million, or $(0.07) per diluted share, including an $8.0 million debt refinance charge
•	Adjusted net income of $4.8 million*, or $0.26 per diluted share*, excluding the debt refinance charge
•	Ending cash balance of $107.3 million, a $28.0 million increase compared to end of 2019
•	Debt-to-capital ratio of 55.4% and a net debt-to-capital ratio of 41.0%*, an 820-basis point improvement from the end of 2019

"The New Home Company finished the year on a strong note with solid progress across many key operating metrics during the fourth quarter," stated Larry Webb, Executive Chairman of The New Home Company.  "Robust demand for new housing  resulted in an 89% increase in net new orders, while strong pricing power resulted in a 260-basis point* improvement in adjusted gross margins during the fourth quarter.  Excluding a one-time debt refinance charge, the company generated adjusted net income of $4.8 million*, or $0.26 per diluted share*, while generating $31 million of operating cash flow.  We ended the year with a net-debt-to-capital ratio of 41.0%, an 820 basis point improvement from a year ago."

Leonard Miller, President and Chief Executive Officer stated, "We enter 2021 on solid footing with the number of homes in backlog up 175% as compared to the end of 2019.  We continue to see strong demand across all our markets as December was the highest order month in the history of the Company and the trend continued into January as net orders increased 109% compared to January 2020 driven by a 4.5 monthly sales absorption pace.  While our affordable product offerings continue to grow as a percentage of our total community offerings, new home demand was evident across all product segments.  The faster sales pace combined with meaningful price increases at nearly all of our communities has driven gross margin improvement that we expect to continue into 2021."

Mr. Miller concluded, "We substantially improved our financial condition in the fourth quarter through the successful refinance of our Senior Notes, the extension of our revolving credit facility and by unwinding our position in a capital intensive joint venture.  Moving forward, we look to execute a balanced approach of acquiring new land positions and improving our operating metrics to generate positive shareholder returns as we head into 2021.  I am excited about the future of The New Home Company and look forward to building on the momentum we established in 2020."

Fourth Quarter 2020 Operating Results

Total revenues for the 2020 fourth quarter were $145.6 million, compared to $222.1 million in the prior year period. Net loss attributable to the Company for the fourth quarter was $1.2 million, or $(0.07) per diluted share, compared to a net loss of $3.0 million, or $(0.15) per diluted share, in the prior year period.  The 2020 fourth quarter results included a pretax charge of $8.0 million related to the refinance of the Company’s senior notes in October 2020 and the 2019 fourth quarter included $10.1 million of pretax inventory and joint venture impairment charges. Adjusted net income for the 2020 fourth quarter was $4.8 million*, or $0.26 per diluted share*, excluding the refinance charge compared to adjusted net income for the 2019 fourth quarter of $3.1 million*, or $0.15 per diluted share*, excluding the inventory and joint venture impairment charges.

Wholly Owned Projects

Net new home orders for the 2020 fourth quarter increased 89% year-over-year, primarily due to improved monthly sales absorption rates, and to a lesser extent, a slight increase in average selling communities. The monthly sales absorption rate for the 2020 fourth quarter was up 68% to 3.7 compared to 2.2 for the prior year period. We ended the 2020 fourth quarter with 23 active communities, up from 21 at the end of the 2019 fourth quarter.

The Company's wholly owned backlog at the end of the 2020 fourth quarter increased 175% to 410 homes compared to 149 homes for the prior year period. The increase in backlog units was driven primarily by the increase in net new orders coupled with a lower backlog conversion rate for the 2020 fourth quarter.  Our backlog conversion rate was 57% for the 2020 fourth quarter as compared to 97% in the year ago period.  The decrease in the 2020 conversion rate resulted from fewer homes sold and delivered during the quarter as a result of fewer completed spec homes available to sell, coupled with a higher beginning backlog to start the 2020 fourth quarter. The dollar value of the Company's wholly owned backlog rose 88% to $236.0 million driven by the increase in units, which was partially offset by a 32% decrease in the average selling price of homes in backlog to $576,000 as the Company continues to diversify its product offerings, including its expansion into more affordable communities in Arizona.

Home sales revenue for the 2020 fourth quarter was $135.4 million compared to $173.9 million in the 2019 fourth quarter.  The 22% decrease in home sales revenue was driven by a 17% decline in average selling price to $720,000 from $870,000 for the 2019 fourth quarter and a 6% decrease in home deliveries.  The lower year-over-year average selling price is consistent with the Company's strategic shift to more affordable product in all our markets, and particularly in Arizona where the 2020 fourth quarter average home price decreased 40% as we delivered the first homes at our more affordable communities during the fourth quarter.

Gross margin from home sales for the 2020 fourth quarter was 14.8% compared to 7.8% in the 2019 fourth quarter.  Excluding $6.6 million of inventory impairment charges, the 2019 fourth quarter gross margin was 11.6%*.  Adjusted homebuilding gross margin, which excludes home sales impairment charges and interest in cost of home sales, was 19.4%* for the 2020 fourth quarter as compared to 16.8%* in the prior year period.  The improvement in gross margin was primarily due to better pricing power and a mix shift.

The Company's SG&A expense ratio as a percentage of home sales revenue for the 2020 fourth quarter was 12.0% compared to 9.9% in the 2019 fourth quarter.  The increase in rate was primarily due to the 22% reduction of home sales revenue and a $0.4 million reduction in the amount of G&A expenses allocated to fee building cost of sales in the 2020 fourth quarter as compared to the prior year period due to lower fee building and joint venture activity, and to a lesser extent, an increase in broker commissions.

Fee Building Projects

Fee building revenue for the 2020 fourth quarter was $10.2 million, compared to $31.1 million in the prior year period. The decrease in fee building revenue was largely due to the wind down of our fee building arrangement with Irvine Pacific. This decrease was partially offset by $2.2 million in fee revenue earned at our new Atlas fee building project at Great Park in Irvine, CA.

Unconsolidated Joint Ventures (JVs)

The Company recognized $3.2 million of income from joint ventures in the 2020 fourth quarter compared to a $3.8 million loss for the prior year period.  Included in joint venture income for the 2020 fourth quarter was $4.5 million of income attributable to the Company related to the sale of the remaining lots at the Russell Ranch land development joint venture in Folsom, CA.

Balance Sheet and Liquidity

The Company generated $31.1 million in operating cash flows during the 2020 fourth quarter and ended the quarter with $107.3 million in cash, and $244.9 million in debt. At December 31, 2020, the Company had a debt-to-capital ratio of 55.4% and a net debt-to-capital ratio of 41.0%*.  As of December 31, 2020, the Company owned or controlled 2,018 lots through its wholly owned operations, of which 34% lots were controlled through option contracts.

Share Repurchases

During the 2020 fourth quarter, the Company repurchased 109,609 shares of common stock for an aggregate value of $560,000.  As of the end of the fourth quarter, the Company had a remaining purchase authorization of $9.4 million of its $10 million authorized stock repurchase program.

Guidance

The Company's current estimate for the 2021 first quarter is as follows:

•	Home sales revenue of $80 - $85 million
•	Fee building revenue of $4 - $6 million
•	Home sales gross margin of 16.5% - 17.0%

The Company's current estimate for the 2021 full year is as follows:

•	Home sales revenue of $410 - $440 million
•	Fee building revenue of $15 - $20 million
•	Home sales gross margin of 15.5% - 16.0%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Thursday, February 11, 2021 to review fourth quarter and full year results, discuss recent events, and discuss the Company's quarterly and full year guidance for 2021. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through March 13, 2021 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13715475.

* Net debt-to-capital ratio, adjusted net income, adjusted EPS, home sales gross margin excluding impairment charges (homebuilding gross margin before impairments) and adjusted homebuilding gross margin (or homebuilding gross margin excluding impairments and interest in cost of home sales) are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Irvine, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Such statements include the statements regarding current business conditions. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: a pandemic, epidemic, or outbreak of infectious disease or similar threat, and the response to such event by government agencies and authorities, adverse impacts due to the COVID-19 pandemic, including a recession in the U.S., which could include, among other things, a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, our inability to access capital markets due to lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic, inconsistencies in the classification of homebuilding as an essential business, recognition of charges which may be material for inventory impairments or land option contract abandonments; economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and information technology failures and data security breaches, including issues involving increased reliance on technology due to critical business functions being done remotely because of COVID-19; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$135,409	$173,921	$426,251	$532,352
Land sales	—	17,091	157	41,664
Fee building, including management fees	10,165	31,124	81,003	95,333
	145,574	222,136	507,411	669,349
Cost of Sales:
Home sales	115,313	153,700	367,026	469,557
Home sales impairments	—	6,600	19,000	8,300
Land sales	—	17,091	157	43,169
Land sales impairment	—	—	—	1,900
Fee building	9,951	30,628	79,583	93,281
	125,264	208,019	465,766	616,207
Gross Margin:
Home sales	20,096	13,621	40,225	54,495
Land sales	—	—	—	(3,405)
Fee building	214	496	1,420	2,052
	20,310	14,117	41,645	53,142

Selling and marketing expenses	(8,869)	(10,167)	(30,777)	(36,357)
General and administrative expenses	(7,398)	(7,130)	(26,699)	(25,723)
Equity in net income (loss) of unconsolidated joint ventures	3,206	(3,809)	(18,791)	(3,503)
Interest expense	(567)	—	(3,655)	—
Project abandonment costs	(1)	(65)	(14,098)	(94)
Gain (loss) on early extinguishment of debt	(8,024)	195	(7,254)	1,164
Other income (expense), net	(6)	(93)	173	(445)
Pretax loss	(1,349)	(6,952)	(59,456)	(11,816)
Benefit for income taxes	111	3,953	26,587	3,815
Net loss	(1,238)	(2,999)	(32,869)	(8,001)
Net (income) loss attributable to non-controlling interest	—	1	50	(36)
Net loss attributable to The New Home Company Inc.	$(1,238)	$(2,998)	$(32,819)	$(8,037)

Loss per share attributable to The New Home Company Inc.:
Basic	$(0.07)	$(0.15)	$(1.76)	$(0.40)
Diluted	$(0.07)	$(0.15)	$(1.76)	$(0.40)
Weighted average shares outstanding:
Basic	18,208,766	20,096,969	18,680,993	20,063,148
Diluted	18,208,766	20,096,969	18,680,993	20,063,148

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$107,279	$79,314
Restricted cash	180	117
Contracts and accounts receivable	4,924	15,982
Due from affiliates	102	238
Real estate inventories	314,957	433,938
Investment in and advances to unconsolidated joint ventures	2,107	30,217
Deferred tax asset, net	15,447	17,503
Other assets	50,703	25,880
Total assets	$495,699	$603,189

Liabilities and equity
Accounts payable	$17,182	$25,044
Accrued expenses and other liabilities	36,210	40,554
Senior notes, net	244,865	304,832
Total liabilities	298,257	370,430
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 18,122,345 and 20,096,969, shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	181	201
Additional paid-in capital	191,496	193,862
Retained earnings	5,765	38,584
Total stockholders' equity	197,442	232,647
Non-controlling interest in subsidiary	—	112
Total equity	197,442	232,759
Total liabilities and equity	$495,699	$603,189

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended
	December 31,
	2020	2019
	(Dollars in thousands)
Operating activities:
Net loss	$(32,869)	$(8,001)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	2,056	(3,566)
Amortization of stock-based compensation	2,197	2,260
Distributions of earnings from unconsolidated joint ventures	110	374
Inventory impairments	19,000	10,200
Project abandonment costs	14,098	94
Equity in net (income) loss of unconsolidated joint ventures	18,791	3,503
Depreciation and amortization	6,721	8,957
Gain on early extinguishment of debt	7,254	(1,164)
Net changes in operating assets and liabilities:
Contracts and accounts receivable	11,058	2,283
Due from affiliates	136	930
Real estate inventories	85,200	123,239
Other assets	(35,357)	(2,326)
Accounts payable	(7,862)	(14,347)
Accrued expenses and other liabilities	2,549	(1,178)
Net cash provided by operating activities	93,082	121,258
Investing activities:
Purchases of property and equipment	(291)	(41)
Contributions and advances to unconsolidated joint ventures	(4,995)	(8,826)
Distributions of capital and repayment of advances from unconsolidated joint ventures	14,257	9,133
Net cash provided by investing activities	8,971	266
Financing activities:
Borrowings from credit facility	—	50,000
Repayments of credit facility	—	(117,500)
Repurchases of senior notes	(312,410)	(15,605)
Proceeds from senior notes	250,000	—
Proceeds from note payable	7,036	—
Repayment of note payable	(7,036)	—
Payment of debt issuance costs	(6,970)	—
Non-controlling interest distribution	(62)	—
Repurchases of common stock	(4,279)	(1,042)
Tax withholding paid on behalf of employees for stock awards	(304)	(488)
Net cash used in financing activities	(74,025)	(84,635)
Net increase (decrease) in cash, cash equivalents and restricted cash	28,028	36,889
Cash, cash equivalents and restricted cash – beginning of period	79,431	42,542
Cash, cash equivalents and restricted cash – end of period	$107,459	$79,431

KEY FINANCIAL AND OPERATING DATA

(Dollars in thousands)

(Unaudited)

New Home Deliveries:

	Three Months Ended December 31,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	73	$60,414	$828	88	$88,750	$1,009	(17)%	(32)%	(18)%
Northern California	89	59,056	664	91	63,651	699	(2)%	(7)%	(5)%
Arizona	26	15,939	613	21	21,520	1,025	24%	(26)%	(40)%
Total	188	$135,409	$720	200	$173,921	$870	(6)%	(22)%	(17)%

	Year Ended December 31,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	262	$220,351	$841	306	$312,410	$1,021	(14)%	(29)%	(18)%
Northern California	247	163,185	661	217	159,832	737	14%	2%	(10)%
Arizona	46	42,715	929	51	60,110	1,179	(10)%	(29)%	(21)%
Total	555	$426,251	$768	574	$532,352	$927	(3)%	(20)%	(17)%

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Net New Home Orders:
Southern California	52	72	(28)%	266	288	(8)%
Northern California	120	65	85%	353	215	64%
Arizona	97	5	1840%	197	29	579%
Total	269	142	89%	816	532	53%

Selling Communities at End of Period:
Southern California				6	10	(40)%
Northern California				10	9	11%
Arizona				7	2	250%
Total				23	21	10%

Average Selling Communities:
Southern California	7	10	(30)%	9	11	(18)%
Northern California	10	9	11%	10	8	25%
Arizona	7	2	250%	4	2	100%
Total	24	21	14%	24	21	14%

Monthly Sales Absorption Rate per Community (1):
Southern California	2.6	2.3	13%	2.4	2.1	14%
Northern California	4.0	2.4	67%	2.9	2.3	26%
Arizona	4.4	0.8	450%	3.7	1.2	208%
Total	3.7	2.2	68%	2.9	2.1	38%

(1) Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of December 31,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	76	$55,322	$728	72	$69,263	$962	6%	(20)%	(24)%
Northern California	172	116,594	678	66	41,973	636	161%	178%	7%
Arizona	162	64,075	396	11	14,567	1,324	1373%	340%	(70)%
Total	410	$235,991	$576	149	$125,803	$844	175%	88%	(32)%

Lots Owned and Controlled:	As of December 31,
	2020	2019	% Change
Lots Owned
Southern California	300	501	(40)%
Northern California	582	682	(15)%
Arizona	458	395	16%
Total	1,340	1,578	(15)%
Lots Controlled (1)
Southern California	376	430	(13)%
Northern California	132	378	(65)%
Arizona	170	315	(46)%
Total	678	1,123	(40)%
Lots Owned and Controlled - Wholly Owned	2,018	2,701	(25)%
Fee Building Lots (2)	54	1,135	(95)%

(1) Includes lots that we control under purchase and sale agreements or option agreements with refundable and nonrefundable deposits subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.  The 170 lots for Arizona at December 31, 2020 exclude 177 lots that were under a purchase and sale agreement with a refundable deposit, as the Company terminated the contract in January 2021.

(2) Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Interest incurred	$5,575	$6,474	$23,936	$28,819
Adjusted EBITDA(1)	$12,321	$14,914	$37,325	$41,430
Adjusted EBITDA margin percentage (1)	8.5%	6.7%	7.4%	6.2%
Ratio of Adjusted EBITDA to total interest incurred(1)	2.2.x	2.3x	1.6x	1.4x

	December 31,	December 31,
	2020	2019
Ratio of debt-to-capital	55.4%	56.7%
Ratio of net debt-to-capital(1)	41.0%	49.2%
Ratio of debt to LTM(2) Adjusted EBITDA(1)(3)	6.6x	7.4x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)(3)	3.7x	5.4x
Ratio of cash and inventory to debt	1.7x	1.7x

(1)

Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.
(3)

Due to an inadvertent oversight in prior year periods, interest amortized to certain inventory impairment charges and to equity in net income (loss) of unconsolidated joint ventures was duplicated in the Adjusted EBITDA calculation.  Ratios for the prior period have been corrected.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$10,096	$18,732	(46)%	$73,427	$129,581	(43)%
Land sales revenue(1)	48,201	8,132	493%	64,392	34,457	87%
Total revenues	$58,297	$26,864	117%	$137,819	$164,038	(16)%

Net loss	$(27,034)	$(68,956)	61%	$(23,953)	$(66,915)	64%

Operating Data - Unconsolidated Joint Ventures:
New home orders	6	23	(74)%	25	110	(77)%
New homes delivered	5	21	(76)%	72	137	(47)%
Average selling price of homes delivered	$2,019	$892	126%	$1,020	$946	8%

Selling communities at end of period				—	4	(100)%
Backlog homes (dollar value)				$4,849	$42,652	(89)%
Backlog (homes)				2	49	(96)%
Average sales price of backlog				$2,425	$870	179%

Homebuilding lots owned and controlled				2	74	(97)%
Land development lots owned and controlled				—	1,798	(100)%
Total lots owned and controlled				2	1,872	(100)%

(1)	Land sales revenue for the year ended December 31, 2020 includes $7.0 million of revenues related to the sales of a mixed use building sold by a homebuilding joint venture.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net loss attributable to the Company to the non-GAAP measure of adjusted net income attributable to the Company (net income before inventory impairments, select abandoned project costs, joint venture impairments, debt refinance charges, severance charges and loss on land sales) and loss per share and loss per diluted share attributable to the Company to the non-GAAP measures of adjusted income per share and adjusted income per diluted share attributable to the Company (income per share before inventory impairments, select abandoned project costs, joint venture impairments, debt refinance charges, severance charges and loss on land sales). We believe removing the impact of these items is relevant to provide investors with an understanding of the impact these items had on earnings.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands, except per share amounts)

Net loss attributable to The New Home Company Inc.	$(1,238)	$(2,998)	$(32,819)	$(8,037)
Total impairments and other charges, net of tax	6,064	6,080	36,422	12,643
Adjusted net income attributable to The New Home Company Inc.	$4,826	$3,082	$3,603	$4,606

Loss per share attributable to The New Home Company Inc.:
Basic	$(0.07)	$(0.15)	$(1.76)	$(0.40)
Diluted	$(0.07)	$(0.15)	$(1.76)	$(0.40)

Adjusted earnings per share attributable to The New Home Company Inc.:
Basic	$0.27	$0.15	$0.19	$0.23
Diluted	$0.26	$0.15	$0.19	$0.23

Weighted average shares outstanding:
Basic	18,208,766	20,096,969	18,680,993	20,063,148
Diluted	18,500,063	20,202,291	18,799,780	20,120,450

Inventory impairments	$—	$6,600	$19,000	$10,200
Abandoned project costs related to Arizona luxury condominium community	—	—	14,000	—
Joint venture impairments	—	3,500	22,325	3,500
Loss related to retirement of 2022 Notes	8,024	—	8,024	—
Severance charges	—	—	1,091	1,788
Loss on land sales	—	—	—	1,505
Less: Related tax benefit	(1,960)	(4,020)	$(28,018)	(4,350)
Total impairments and other charges, net of tax	$6,064	$6,080	$36,422	$12,643

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin before impairments, and adjusted homebuilding gross margin (or homebuilding gross margin excluding home sales impairment charges and interest in cost of home sales). We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended December 31,				Year Ended December 31,
	2020	%	2019	%	2020	%	2019	%
	(Dollars in thousands)
Home sales revenue	$135,409	100.0%	$173,921	100.0%	$426,251	100.0%	$532,352	100.0%
Cost of home sales	115,313	85.2%	160,300	92.2%	386,026	90.6%	477,857	89.8%
Homebuilding gross margin	20,096	14.8%	13,621	7.8%	40,225	9.4%	54,495	10.2%
Add: Home sales impairment	—	—	6,600	3.8%	19,000	4.5%	8,300	1.6%
Homebuilding gross margin before impairments	20,096	14.8%	20,221	11.6%	59,225	13.9%	62,795	11.8%
Add: Interest in cost of home sales	6,242	4.6%	8,984	5.2%	23,864	5.6%	26,304	4.9%
Adjusted homebuilding gross margin	$26,338	19.4%	$29,205	16.8%	$83,089	19.5%	$89,099	16.7%

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,	December 31,
	2020	2019
	(Dollars in thousands)
Total debt, net of unamortized discount, premium and debt issuance costs	$244,865	$304,832
Equity, exclusive of non-controlling interest	197,442	232,647
Total capital	$442,307	$537,479
Ratio of debt-to-capital(1)	55.4%	56.7%

Total debt, net of unamortized discount, premium and debt issuance costs	$244,865	$304,832
Less: Cash, cash equivalents and restricted cash	107,459	79,431
Net debt	137,406	225,401
Equity, exclusive of non-controlling interest	197,442	232,647
Total capital	$334,848	$458,048
Ratio of net debt-to-capital(2)	41.0%	49.2%

(1)

The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized discount, premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity, exclusive of non-controlling interest).

(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized discount, premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales (excluding amounts included in impairment charges), (d) severance charges (e) noncash inventory impairment charges and abandoned project costs, (f) gain (loss) on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation and (i) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net loss to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		LTM(1) Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
Net loss	$(1,238)	$(2,999)	$(32,869)	$(8,001)
Add:
Interest amortized to cost of sales excluding impairment charges, and interest expensed (2)	6,809	8,984	27,519	27,234
Provision (benefit) for income taxes	(111)	(3,953)	(26,587)	(3,815)
Depreciation and amortization	1,496	1,949	6,721	8,957
Amortization of stock-based compensation	546	599	2,197	2,260
Cash distributions of income from unconsolidated joint ventures	—	55	110	374
Severance charges	—	—	1,091	1,788
Noncash inventory impairments and abandonments	1	6,665	33,098	10,294
Less:
(Gain) loss on early extinguishment of debt	8,024	(195)	7,254	(1,164)
Equity in net (income) loss of unconsolidated joint ventures	(3,206)	3,809	18,791	3,503
Adjusted EBITDA	$12,321	$14,914	$37,325	$41,430
Total Revenue	$145,574	$222,136	$507,411	$669,349
Adjusted EBITDA margin percentage	8.5%	6.7%	7.4%	6.2%
Interest incurred	$5,575	$6,474	$23,936	$28,819
Ratio of Adjusted EBITDA to total interest incurred	2.2.x	2.3x	1.6x	1.4x
Total debt at period end			244,865	304,832
Ratio of debt to Adjusted EBITDA			6.6x	7.4x
Total net debt at period end			137,406	225,401
Ratio of net debt to Adjusted EBITDA			3.7x	5.4x
Total cash and inventory			422,236	513,252
Ratio of cash and inventory to debt			1.7x	1.7x

(1)	"LTM" indicates amounts for the trailing 12 months.
(2)

Due to an inadvertent oversight in the prior year periods, interest amortized to certain inventory impairment charges and to equity in net income (loss) of unconsolidated joint ventures was duplicated in the adjusted EBITDA calculation.  The prior year period has been restated to correct this duplication.